Agreement for Sale of Assets
         of Placeum.com Division of International Data Operations, Inc.

      This agreement is entered into on this 19th day of July, 2000, between International Data Operations, Inc., a corporation organized under the laws of the state of Delaware with its principal office located at 200 Route 17, Mahwah, N.J. 07340 ("Seller"), and INFe.com, Inc., with its principal office located at 8000 Towers Crescent Drive, Suite 640, Vienna, VA 22182 ("Buyer").

      Whereas, Placeum.com is a division of Seller, engaged in the internet-based recruitment and career placement business using the Placeum.com website, which it designed, developed and maintains for recruiters and job-seeking professionals (excluding other recruitment and placement services conducted by Seller, the "Business"); and

      Whereas, Seller desires to sell and Buyer desires to buy the assets of the Placeum.com division.

Now therefore, in consideration of the mutual covenants of the parties, Seller and Buyer agree:

1. Sale of Business

      Seller shall sell, assign, and deliver to Buyer and Buyer shall purchase and accept, on the Closing Date (as hereinafter defined), all the assets listed on the attached exhibit A (the "Purchased Assets").

2. Consideration; Limited Assumption of Liabilities

      In consideration of the sale the Purchased Assets and of all other things done and agreed to be done by Seller, Buyer shall pay to Seller $50,000.00 in cash at closing. Buyer shall assume only that liability of Seller's listed on Exhibit A and any liabilities relating to the Business arising on or after the Closing Date. Seller shall retain any other liabilities relating to the Business that arose prior to the Closing Date.

3. Training and Technical Support

      Seller will provide eight (8) hours of training and/or technical support to Buyer and eight (8) hours of telephone support during the fourteen (14) days following the Closing Date. Buyer may receive, at Buyer's option, additional training at one hundred fifty dollars ($150.00) per hour.

4. Instruments of Transfer

      The sales, assignments, and deliveries to be made to Buyer pursuant to this agreement shall be effected by deeds, bills of sale, endorsements, checks, and other instruments of transfer in such form as Buyer shall reasonably request. Seller shall prepare appropriate forms of instruments of transfer and conveyance in conformity with this agreement. Any time and from time to time after the Closing Date, on Buyer's request, Seller will do, execute, acknowledge, and deliver all such further acts, deeds, assignments, transfers, and powers of attorney as may be reasonably required in conformity with this agreement for the adequate assigning, transferring, granting, and confirming to Buyer of the Purchased Assets to Buyer.


          Exhibit - 2.4 - Pg. 2


5. Assignment of Contract Rights

      If any contract, license, lease, commitment, or sales or purchase order assignable to Buyer under this agreement may not be assigned without the consent of the other party thereto, Seller will use its best efforts to obtain the consent of the other party to the assignment.

6. Waiver of Compliance with Bulk Sales Laws

      Buyer hereby waives its right to require compliance with any bulk sales or similar laws and in consideration therefor, Seller agrees that Seller shall indemnify and save and hold Buyer harmless from any liabilities (including without limitation statutory penalties, damages or expenses (including reasonable attorneys' fees), arising from the failure of Buyer or Seller to comply with any bulk sales or similar law applicable to the transactions contemplated by this agreement.

7. Closing

      7.1 Closing/Closing Date. Subject to fulfillment of the conditions to closing specified in this agreement and pursuant to the other terms and conditions hereof, the closing of the transactions provided for in this agreement (the "Closing") shall take place on July 19, 2000 at 1:00 P.M. or at such other date and time as may be agreed upon in writing by the parties hereto (the "Closing Date"), such closing to be effective as of the close of business on the Closing Date.

      7.2 Conditions to Closing.

      (1) Conditions to Buyer's Obligations. The obligations of Buyer to purchase the Purchased Assets as provided in this agreement are subject to the satisfaction, on or before the Closing Date (except where specifically required or permitted to be satisfied prior to or after the Closing), of the following conditions:

      (a) Delivery of Purchased Assets to Buyer. Seller shall deliver the Purchased Assets, by duly executed Bill of Sale, Assignment and Assumption Agreement and other appropriate assignments or other instruments of transfer and documents which conform to the requirements of the agreement, including executed counterparts of all novation agreements with the United States government, its agencies and instrumentalities, and any other persons requiring them. Simultaneously with the consummation of the transfer, Seller, through its officers, agents, and employees, will put Buyer into full possession and enjoyment of all Purchased Assets.

      (b) Certificate from Seller. Seller shall deliver to Buyer a certificate, dated the Closing Date, signed by a duly authorized officer of Seller certifying that:

            (i) the representations and warranties made by Seller herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by this agreement;

            (ii) Seller has performed and complied in all material respects with all agreements, covenants and conditions required by the agreement to be performed or complied with by Seller on or prior to the Closing;

            (iii) no litigation, proceedings or other actions are pending against or affecting the Seller which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by the agreement;



          Exhibit - 2.4 - Pg. 3


            (iv) Seller has received all consents required by the federal government, any state or local governmental body or any foreign government to the transactions contemplated by the agreement, and such consents are in full force and effect; and

            (v) that from the date of this agreement through the Closing Date, Seller has managed and conducted the Business in the ordinary course as heretofore managed and conducted as though no change of ownership of the Business were contemplated, and has used commercially reasonable efforts to preserve all employee, vendor and customer relationships.

      (c) Opinion of Seller's Counsel. Seller shall deliver to Buyer a signed copy of an opinion from its counsel dated the Closing Date substantially in the form of Exhibit B attached hereto and hereby made a part hereof.

      (d) Corporate Resolutions. Seller shall deliver to Buyer copies of corporate resolutions, certified by the appropriate corporate officer of Seller, authorizing the execution and delivery of the agreement and the consummation of the transactions contemplated hereby.

      (e) Transfer of Licenses. Seller shall, to the extent permitted by law and to the extent transferrable, transfer to Buyer all licenses necessary for the continued conduct of the Business.

      (2) Conditions to Seller's Obligations. The obligations of Seller to sell, transfer and assign to Buyer the Purchased Assets as provided in this agreement are subject to the satisfaction, on or before at the Closing Date (except where specifically required or permitted to be satisfied prior to or after the Closing), of the following conditions

      (a) Delivery of Purchase Price. Buyer shall deliver to Seller the purchase price and other appropriate documents which conform to the requirements of the agreement.

      (b) Certificate of Buyer. Buyer shall deliver to Seller a certificate, dated the Closing Date, signed by a duly authorized officer of Buyer certifying that:

            (i) the representations and warranties made by Buyer herein or in any Exhibit or Schedule hereto remain true in all material respects on the Closing Date as though made on such date except for changes contemplated by the agreement;

            (ii) Buyer has performed and complied in all material respects with all agreements, covenants and conditions required by the agreement to be performed or complied with by Buyer on or prior to the Closing;

            (iii) no litigation, proceedings or other actions are pending against or affecting the Buyer which have resulted or reasonably could be expected to result either in an action to enjoin or the prevention of the consummation of the transactions contemplated by the agreement; and

            (iv) Buyer has received all consents required by the federal government, any state or local governmental body or any foreign government to the transactions contemplated by this agreement, and such consents are in full force and effect.

      (c) Opinion of Buyer's Counsel. Buyer shall deliver to Seller a signed copy of an opinion from its counsel dated the Closing Date substantially in the form of Exhibit B attached hereto and hereby made a part hereof.

      (d) Corporate Resolutions. Buyer shall deliver to Seller copies of corporate resolutions, certified by the appropriate corporate officer of Seller, authorizing the execution and delivery of the agreement and the consummation of the transactions contemplated hereby.


          Exhibit - 2.4 - Pg. 4


      8. Representations of Sellers

      Sellers represent, warrant, and agree:

      (a) Seller is a corporation duly organized, existing, and in good standing under the laws of Delaware, and is authorized and entitled to carry on its business in Delaware, New Jersey, and Ohio. Seller has no subsidiaries. The execution and the delivery of this agreement by Seller been duly authorized by its board of directors and shareholders. The signatory for Seller has full power and authority to enter into this agreement and to carry out all the terms and provisions hereof to be carried out by him, and all authorizations and consents necessary for the execution and delivery of this agreement by him have been given. This agreement, assuming due authorization, execution, and delivery by the other parties hereto, constitutes a legal, valid, and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, and similar laws affecting creditors, rights generally from time to time in effect and to equitable principles limiting the availability of the remedy of specific performance).

      (b) All the Purchased Assets are owned by Seller, free and clear of all mortgages, liens, and encumbrances.

      (c) Seller is not in default under any material contract, agreement, lease, or other document to which it is a party, and is in material compliance with all laws, regulations, and ordinances applicable to the Business to the date of this agreement.

9. Buyer's Representations and Warranties

      Buyer hereby represents and warrants to Seller that:

      (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida, with full corporate power to enter into, and to perform its obligations under, this agreement.

      (b) The execution, delivery and performance of the agreement by Buyer have been duly authorized by all necessary corporate action and do not, and will not, violate or conflict with the provisions of the Buyer's Certificate of Incorporation or Bylaws or the provisions of any indenture, agreement, or other instrument to which Buyer is a party or by which any of its property is bound. This agreement constitutes a legal, valid and binding obligation of Buyer.

      (c) Buyer has not engaged or otherwise used the services of any broker or finder in connection with the agreement or the transactions contemplated hereby and Buyer agrees to indemnify and hold harmless Seller from and against any liability for any fee, compensation, commission or expense (including attorneys' fees) arising out of any claim by any person acting or claiming to act on behalf of Buyer for fees, compensation, commission or expense with respect to the agreement or the transactions contemplated hereby.

      (d) No authorization or approval of any governmental body is required to be obtained by Buyer in connection with the execution, delivery or performance of the agreement, or, if so required, all such authorizations or approvals have been or will, prior to the Closing, be obtained by Buyer.

(e) There is no action, arbitration, suit, notice, order, real estate tax contest or legal, administrative or other proceeding before any court or governmental agency, authority or


          Exhibit - 2.4 - Pg. 5


body pending or, to Buyer's knowledge, threatened against or affecting Buyer which would prevent or interfere with the transactions contemplated by this agreement.

10. Broker's Fees

      Each party represents and warrants to the other party that no other person or firm brought about the sale or is entitled to compensation in respect to it.

10. Covenant Not To Compete

      For a period continuing for one year after the Closing Date, the Seller will not develop, implement, market or sell, directly or indirectly, any internet-based resume database product (except for internal use in connection with Seller's ongoing activities other than the Business). No employee, officer or director of Seller shall make available to any other person or firm any proprietary or confidential data, research, invention, patent, or process relating to the Business.

12. Indemnity

      (a) Seller agrees to indemnify and hold harmless Buyer against and with respect to any and all obligations and other liabilities arising out of or relating to the conduct of the Business prior to the Closing Date.

      (b) Buyer agrees indemnify and hold harmless Seller against and with respect to any and all obligations and other liabilities arising out of or relating to the conduct of the Business on or after the Closing Date.

13. Expenses of Negotiation and Transfer

      Each party shall pay such party's own expenses, taxes, and other costs incident to or resulting from this agreement, whether or not the transactions contemplated hereby are consummated. The costs of Seller shall include the preparation of documents of transfer and documentary stamp taxes. Buyer's costs shall include fees for the filing or recording of instruments of transfer.

14. Notices

      Any notice to be given under this agreement shall be given in writing and delivered personally or by registered or certified mail, postage prepaid, as follows:

      (a) If to Buyer, addressed to David N. Webster II, General Counsel, INFe.com, Inc. 8000 Towers Crescent Drive, Suite 640, Vienna, VA 22182.

      (b) If to Seller, addressed to Shlomie Morgenstern, Vice President, International Data Operations, Inc. 200 Route 17, Mahwah N.J. 07430, with copies to Sheldon Krause, Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, 17th Floor, New York, New York 10017.

15. Entire Agreement

      This instrument contains the entire agreement between the parties with respect to the transaction contemplated. It may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Confidentiality and Nondisclosure

      All confidential information which shall have been furnished or disclosed by Buyer or Seller to the other pursuant to this agreement shall be held in confidence pursuant to the Confidential Nondisclosure Agreement between Buyer and Seller dated July 11, 2000, attached hereto as Exhibit C, and shall not be disclosed to any person other than their


          Exhibit - 2.4 - Pg. 6


respective employees, directors, legal counsel, accountants or financial advisors, with a need to have access to such information.

      In witness whereof, the parties have executed this agreement on the day and year first above written.





      INFe.com, Inc.                         International Data Operations, Inc.
                                                      d/b/a Placeum.com


By: /s/ T Richfield                                 By: /s/ Shlomie Morgerstern
   -------------------------------                     -------------------------
Name: Thomas M. Richfield                           Name: Shlomie Morgenstern
Its: President and C.E.O.                           Its: Vice President


         Exhibit - 2.4 - Pg. 7


                            EXHIBIT A
                            ---------
Assets:

1.   Placeum.com domain name
2.   Placeum.com proprietary application code
3.   Placeum.com proprietary database
4.   All website designs, logos, artwork, etc.
5.   All recruiter, employer and job seeker lists
6.   All third party software licenses, to the extent transferable
7. Contracts with subscribers (7 expiring by August 1, 2000 and 9 expiring by September 1, 2000, 11 annual contracts expiring between October 2000 and April 1, 2001)
8.   Historical subscriber list
9.   "Placeum" and "Placeum.com" trade names (not registered)
10.  All good will associated with the Placeum business
11. Computer equipment for Placeum database: one (1) Pentium 200 Dual Processor Computer (webserver) - Linux operating system and two (2) Pentium 200 Computers (slaves) - Linux operating system.

Liabilities:

1.   $6,170.83 (obligation to provide services under pre-paid
     (annual) subscriber agreements expiring between August 1, 2000 and April,l, 2001) to be assumed by Buyer,

2.   $841.66 (quarterly subscribers - expiring September 1, 2000)



         Exhibit - 2.4 - Pg. 8


                            Exhibit B

                          July 17, 2000

Address

     Re:  Agreement for Sale of Assets of International Data
          Operations, Inc. d/b/a Placeum.com ("Purchase
          Agreement"), dated as of July 17, 2000 between International Data Operations, Inc. d/b/a Placeum.com
          (the "Seller") and INFe.com, Inc. ("Buyer")

Dear ____________:

     I have represented the above-referenced Buyer/Seller in connection with the above-referenced Purchase Agreement. This opinion is being delivered to Seller pursuant to paragraph 6.2(e) of the Purchase Agreement. Except as otherwise indicated, capitalized terms used herein are defined as set forth in the Purchase Agreement.

     In connection with this opinion, I have examined and relied upon an executed original or photocopy (certified or otherwise identified to my satisfaction) of the Purchase Agreement together with all attached schedules (collectively, the "Transaction Documents").

     I have also examined such corporate records and other documents and have made such examination of law as I have deemed necessary in connection with this opinion, including (i) the Articles of Incorporation of Buyer/Seller, as filed with the Secretary of State of Florida/Delaware, as amended through the date hereof, (ii) the ByLaws of Buyer/Seller, and (iii) resolutions of Buyer/Seller's Board of Directors which authorize the transactions described in the Transaction Documents.

     In connection with this opinion, I have assumed, and to my knowledge there are no facts inconsistent with, the accuracy and completeness of all documents and records that I have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or reproduced copies. I have further assumed, and to my knowledge there are no facts inconsistent with, the following:

     (i) All natural persons involved in the transaction contemplated by the Purchase Agreement and the other Transaction Documents (the "Transaction") have sufficient legal capacity to enter into and perform their respective obligations under the Purchase Agreement and the other Transaction Documents or to carry out their roles in the Transaction.

     (ii) Each party to the Transaction other than the Buyer/Seller (collectively, the "Other Parties") has satisfied all legal requirements that are applicable to it to the extent necessary to make the Purchase Agreement and each


         Exhibit - 2.4 - Pg. 9


July 17, 2000
Page 2

          of the other Transaction Documents enforceable against it.

    (iii) Each of the Other Parties has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Purchase Agreement and each of the other
          Transaction Documents against the Purchaser.

     (iv) The Buyer/Seller holds the requisite title to and rights in any property involved in the Transaction to which it is purported to hold title and rights.

     (v) The conduct of the parties to the Transaction and, to our knowledge, the conduct of the Buyer/Seller and any agents acting for or on behalf of such parties in connection with the Transaction, complies with any requirement of good faith, fair dealing and conscionability.

     (vi) There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

    (vii) All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, applicable to this opinion, are generally available to lawyers practicing in the Commonwealth of Virginia/State of New York and are in a format that makes legal research reasonably feasible.

     In rendering this opinion, as to questions of fact material to this opinion, I have relied to the extent I have deemed such reliance appropriate, without investigation, on certificates and other communications from public officials and from officers and directors of the Buyer/Seller and on the representations and warranties of the Buyer/Seller set forth in the Purchase Agreement and the other Transaction Documents.

     Wherever I indicate that my opinion with respect to the existence or absence of facts is based on my knowledge, my opinion is based solely on my current actual knowledge in connection with the Transaction, and I have conducted no special investigation of factual matters in connection with this opinion.

     The opinions set forth below are subject to the following qualifications:

     (i) the effects of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally;

     (ii) the effects of general principles of equity, whether applied by a court of law or equity, with respect to the performance and enforcement of the Purchase Agreement and


         Exhibit - 2.4 - Pg. 10


July 17, 2000
Page 3


          the other Transaction Documents;

    (iii) the effects of limitations affecting the enforceability of remedies to the extent such remedies purport to or would have the effect of compensating any party thereto in amounts in excess of the actual loss suffered by such party;

     (iv) the effects of principles of unconscionability;

     (v) limitations based upon statutes or upon public policy which, in either case, restrict a person's right to waive the benefits of statutory provisions or of a common law right;

     (vi) limitations against releasing a party from or indemnifying or exculpating a party against liability for its own wrongful or negligent acts or where such release, exculpation or indemnification is contrary to public policy;

    (vii) except as may be otherwise expressly provided herein, references in this opinion letter to a document or an agreement only refer to that document or agreement as in effect as of the date hereof and not to any exhibits or schedules thereto or to other documents referred to therein or subsequent amendments thereof;


         Exhibit - 2.4 - Pg. 11


July 17, 2000
Page 4


   (viii) I express no opinion as to the enforceability of any provision in any Transaction Documents or other document or agreement which purports, by implication or otherwise, to state that a failure or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy;

     (ix) I express no opinion with respect to any provision in any Transaction Document or other document or agreement that purports to (a) render ineffective any waiver or modification not in writing or (b) waive a party's right to a jury trial or other provisions purporting to affect the jurisdiction and venue of courts;

     (x) I express no opinion with respect to the enforceability of any provision in any Transaction Document or other document or agreement that purports to impose the laws of any jurisdiction other than the laws of the United States of America and the laws of the Commonwealth of Virginia/State of New York;

     (xi) I express no opinion as to the enforceability of any covenant not to compete contained in any Transaction
          Document or any other document or agreement;

    (xii) I expresses no opinion concerning the enforceability of any provision in the Transaction Documents prohibiting the transfer or encumbrance of any property or any change in the legal or beneficial interest in any entity; and

     Based upon and subject to the foregoing and to the last paragraph of this letter, it is my opinion that:

     1. Buyer/Seller is a duly organized and validly existing for-profit corporation under the laws of the State of Florida/State of Delaware and has full power and authority to execute the applicable Transaction Documents.

     2. The Transaction Documents have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of Buyer/Seller, enforceable in accordance with their respective terms.

     4. Buyer/Seller's execution and delivery of, and the performance of its obligations under the Transaction Documents (a) will not conflict with any terms of the Articles of Incorporation or Bylaws, (b) to my knowledge, will not violate or result in a material breach of the provisions of, nor constitute a material default under, any contracts or agreements to which Buyer/Seller is a party or by which any of them is bound and (c) to my knowledge, will not conflict with or result in the breach of any court decree or order of any governmental body binding upon or affecting Buyer/Seller or any of its properties.


         Exhibit - 2.4 - Pg. 12


July 17, 2000
Page 5


     5. To my knowledge, there is no litigation, arbitration, or mediation pending before any court, arbitrator, mediator, or administrative body, or threatened, against the Buyer/Seller that would prevent its performance of the Transaction Documents.

     6. No consent, approval, authorization or other action by, or filing with, any governmental authority is required for the execution and delivery by Buyer/Seller of the Transaction Documents, and where required, the requisite consent, approval or authorization has been obtained, the requisite filing has been accomplished or the requisite action has been taken.

     My opinions expressed above are limited to the laws of the United States of America, the laws of the Commonwealth of Virginia/State of New York and the corporate laws of the State of Florida/Delaware (but assuming for purposes hereof that such corporate laws are identical to the corporate laws of the Commonwealth of Virginia/State of New York), and I do not express any opinion herein concerning any other law. In addition, I express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any country, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level). This opinion is given as of the date hereof and I assume no obligation to advise you of changes that may hereafter be brought to my attention. This opinion is furnished by me as counsel to the Buyer/Seller solely for the information of the addressee hereof and is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any governmental agency or any other person, without my prior written consent. No one other than the addressee hereof and any permissible successor or assignee is entitled to rely on this opinion. This opinion is rendered solely for purposes of the Transaction and should not be relied upon for any other purpose.

                           Very truly yours,


          Exhibit - 2.4 - Pg. 13


                            Exhibit C

            CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT
            --------------------------------------------

This Agreement is entered into this ___ day of July, 2000, between INFe.com, Inc. ("INFE"), and International Data Operations, Inc.
("IDO"), having offices at: 200 Route 17, Mahwah N.J. 07340.

     WHEREAS, the disclosure by the parties of certain proprietary and trade secret information is necessary for the purchase of assets by INFE from IDO; and

     WHEREAS, the parties desire to protect and maintain the confidentiality of their respective trade secrets and/or other proprietary information (hereafter collectively referred to as "Proprietary Information") and to control and restrict its dissemination to prevent disclosure to unauthorized parties; and

     NOW THEREFORE, INFE and IDO agree to the following:

1. INFE will disclose to IDO such portions of its Proprietary Information solely to enable IDO to determine the desirability of the proposed sale of assets of the Placeum.com division of IDO to INFE; and IDO shall not disseminate any portions of the Proprietary Information to any third party individual or entity.

2.   IDO will disclose to INFE such portions of its Proprietary
Information solely to enable INFE to determine the desirability of the proposed sale of assets the Placeum.com division of IDO; and INFE shall not disseminate any portions of the Proprietary
Information to any third party individual or entity.

2.   As used in this Agreement, the phrase Proprietary
Information shall include, but not be limited to the following: (a) information relating to trade secrets, appropriate licenses with certain third parties, data, designs, samples, drawings, relationships, documentation, machinery, prototypes, processes, methods, concepts, facilities, research, development, patent applications, and other Proprietary Information relating to the development, testing, manufacture, or application of any such devices or systems (including but not limited to system concepts, architectures, source documents and programming documents); and (b) all marketing or financial plans, projections, resources, contracts, studies, and general information relating to the specific business opportunity contemplated herein, whether obtained verbally or in writing, or through observation. All information, tangible or intangible, whether obtained verbally or in writing, is to be considered Proprietary Information.

4. Neither party shall disclose the Proprietary Information of the other party to any third party whatsoever by without the prior written approval of the other party and all such information shall be protected with at least the same diligence, care, and precaution that each party uses to protect its own Proprietary Information.

5. The undertakings and obligations of the parties under this Agreement shall not apply to any information which: (a) is disclosed in a printed publication available to the general public, is described by or in a patent anywhere in the world, or is otherwise in the public domain at the time of disclosure other than through the wrongful act or omission of the receiving party; (b) is generally disclosed to third parties by the disclosing party without restriction on such third parties; (c) is approved for release by prior, express, written authorization from the disclosing party.


          Exhibit - 2.4 - Pg. 14


8. With respect to each item of Proprietary Information disclosed, this obligation of the parties under this Agreement shall expire three (3) years from the date of each such disclosure or the maximum period permitted by law if such period is less than three (3) years.

9. No modification, alteration, or addition to this Agreement shall be binding unless mutually agreed to in writing by both parties.

10. This Agreement shall be construed, interpreted, and enforced according to the laws of the Commonwealth of Virginia and the parties hereto consent to jurisdiction therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

INFe.com, Inc.                          International Data Operations, Inc.

By: --------------------------          By:-----------------------------
Name: Thomas M. Richfield               Name:  Shlornie Morgenstern
Its: President and CEO                  Its: Vice President